Annex B

On September 25, 2024, the SEC published an administrative order of settlement between it and FIG LLC (the “Order”) in which FIG LLC neither admitted nor denied the findings related to the timeliness of three Schedule 13D filings and one Form 3 filing. FIG LLC consented to the entry of the Order finding violations of Section 13(d)(1), 13(d)(2), and 16(a) of the Exchange Act and Rules 13d-1, 13d-2, and 16a-3 thereunder, and was ordered to cease and desist from future violations of Section 13(d)(1), 13(d)(2), and 16(a) of the Exchange Act and Rules 13d-1, 13d-2, and 16a-3 thereunder and pay a civil monetary penalty of $200,000.